Exhibit 23 (i)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Louisville Gas and Electric Company’s Registration Statement on Form S-3 (No. 333-202290-03) of our report dated February 19, 2016, with respect to the financial statements of Louisville Gas and Electric Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP
Louisville, Kentucky
February 17, 2017